Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Ilissa Miller	Jim Polson
Jaymie Scotto & Associates	Neutral Tandem
1-866-695-3629	1-866-268-4744
pr@jaymiescotto.com
Twitter: @NeutralTandem

Neutral Tandem Announces First Quarter 2011 Financial Results

Highlights

•	Revenue of $66.4 million, an increase of 48.2% from $44.8 million in Q1’10

•	Pretax income of $12.4 million, down 13.2% from $14.3 million for Q1’10

•	Net income of $8.2 million, down 3.4% from $8.5 million for Q1’10

•	Adjusted EBITDA (as defined below) of $24.2 million, an increase of 17.3% from $20.6 million in Q1’10

CHICAGO, May 10, 2011 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of global interconnection services, today announced its financial results for the first quarter ended March 31, 2011.

“We are pleased with our first quarter results,” said Ed Evans, Chief Executive Officer of Neutral Tandem. “While I have only been in my role as CEO for 6 weeks, I have been impressed with the integration of Tinet and Neutral Tandem and the focus and drive of our employee base. Over the next quarter, we will continue working to enhance the strategic direction of the business. My goal is to continue to build on the great work that has been completed to date and to identify new ways to grow our company both organically as well as through innovation and M&A opportunities.”

First Quarter Results

Revenue increased 48.2% to $66.4 million for the three months ended March 31, 2011, compared to $44.8 million during the three months ended March 31, 2010. The increase in first quarter 2011 revenue was primarily related to the inclusion of Tinet’s revenue in our results, as well as an increase in the number of minutes carried over our network as compared to the first quarter of 2010.

Billed voice minutes increased 28.4% to 31.7 billion minutes for the three months ended March 31, 2011, compared to 24.7 billion minutes for the three months ended March 31, 2010.

Network and facilities expenses for the three months ended March 31, 2011 were $25.8 million, compared to $14.4 million for the three months ended March 31, 2010. This increase was largely due to an increase in our network capacity expenses to accommodate greater traffic volumes as well as the inclusion of Tinet’s network and facilities expenses in our results for the first quarter. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $22.8 million for the three months ended March 31, 2011, compared to $12.4 million for the three months ended March 31,

2010. The increase primarily resulted from the inclusion of Tinet’s operating expenses in our results for the first quarter, higher employee expenses, including additional headcount and higher non-cash compensation related to the retirement of our former CEO, Rian Wren, on March 31, 2011. Depreciation and amortization expense was $7.1 million for the three months ended March 31, 2011, compared to $3.9 million for the three months ended March 31, 2010. This increase was primarily a result of the inclusion of Tinet’s depreciation and amortization expenses in our results for the first quarter and adding equipment to our switch locations.

Income from operations for the three months ended March 31, 2011 was $10.7 million, or 16.1% of revenue, compared to $14.1 million for the three months ended March 31, 2010, or 31.5% of revenue.

Pretax income for the three months ended March 31, 2011 was $12.4 million, compared to a pretax income of $14.3 million for the three months ended March 31, 2010.

Income tax expense for the three months ended March 31, 2011 was $4.2 million, compared to $5.8 million for the three months ended March 31, 2010. The effective tax rate for the three months ended March 31, 2011 was approximately 34.1% compared to an effective tax rate of approximately 40.8% for the three months ended March 31, 2010. The decreased tax rate during the first quarter 2011 is related to our reversal of a valuation allowance against deferred tax assets associated with state tax credits.

Net income for the three months ended March 31, 2011 was $8.2 million, or $0.24 per diluted share, compared to $8.5 million, or $0.25 per diluted share, for the three months ended March 31, 2010.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2011 was $24.2 million compared to $20.6 million for the three months ended March 31, 2010. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended March 31, 2011 was 36.4%, down from 45.9% for the three months ended March 31, 2010. The decrease in Adjusted EBITDA margin was primarily related to higher network expenses and employee expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 10 new markets for the three months ended March 31, 2011. We operated in 189 markets as of March 31, 2011, as compared to 146 markets as of March 31, 2010.

Dutch Auction Tender Offer and Appointment of Two New Independent Directors

As we previously announced on April 18, 2011, pursuant to the terms of an agreement with certain institutional stockholders and related parties, we plan to convert our existing $50,000,000 stock buyback program into a Dutch auction tender offer on or prior to June 17, 2011. In addition, pursuant to the terms of such agreement, following our 2011 annual meeting of stockholders, we will appoint two new independent directors to our Board of Directors. One director will be selected by the Board from a list of nominees suggested by the investor group. The two new directors will satisfy the NASDAQ listing standard independence requirements, and will not have any material relationship the Company (that is, no material financial, personal, business, or other relationship) that in the reasonable opinion of our Board would interfere with the exercise of independent judgment in carrying out the responsibilities as a director. We are conducting a director search in the exercise of due care in order to add the two new members to the Board as soon as practicable following our 2011 annual meeting of stockholders. We anticipate that the two new directors will be appointed to our Board within 30 days after the 2011 annual meeting of stockholders.

Conference Call & Web Cast

The first quarter conference call will be held on May 10, 2011 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-8631 (within the United States and Canada), or 480-629-9723 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on June 6, 2011. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4436699#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation, including intercarrier compensation reform currently pending at the Federal Communications Commission; the effects of competition, including direct connects; the risks associated with our ability to successfully develop and market international voice services and Ethernet services, many of which are beyond our control and all of which could delay or negatively affect our ability to offer or market international voice and Ethernet services; the ability to develop and provide other new services; the risk that our business and the Tinet business will not be integrated successfully; technological developments; the ability to obtain and protect intellectual property rights; the impact of current or future litigation; natural or man-made disasters; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions, including currency fluctuations; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2010, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. provides voice, data and video interconnection services worldwide. Neutral Tandem recently acquired Tinet, a global carrier exclusively committed to the IP Transit and Ethernet wholesale market. The acquisition combines Neutral Tandem’s interconnection services for wireless, wireline, cable and broadband companies with

Tinet’s global IP backbone. Collectively, Neutral Tandem provides voice, IP Transit and Ethernet solutions to carriers, service providers, and content management firms worldwide. With over 100 Ethernet sites, the company is now the largest global Ethernet interconnection provider, a top 10 global IPv4 backbone provider and has a leading IPv6 network. Please visit Neutral Tandem’s website at www.neutraltandem.com and follow us on Twitter@NeutralTandem.

For Neutral Tandem media inquiries, please contact Ilissa Miller at Jaymie Scotto & Associates +1.866.695.3629 or pr@jaymiescotto.com.

Pre-Commencement Communications

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares. The full details of the “Dutch auction” tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will become available to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the Company with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from the Company’s information agent to be appointed in connection with the offer.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue	$66,418	$44,829

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	25,819	14,361
Operations	9,419	5,521
Sales and marketing	3,359	510
General and administrative	10,058	6,400
Depreciation and amortization	7,106	3,948
Gain on disposal of fixed assets	(6)	(45)

Total operating expense	55,755	30,695

Income from operations	10,663	14,134

Other (income) expense:
Interest expense	—	4
Interest income	(13)	(54)
Other (income) expense	14	(125)
Foreign exchange gain	(1,763)	—

Total other income	(1,762)	(175)

Income before income taxes	12,425	14,309
Provision for income taxes	4,241	5,840

Net income	$8,184	$8,469

Net income per share:
Basic	$0.24	$0.25

Diluted	$0.24	$0.25

Weighted average number of shares outstanding:
Basic	34,251	33,390

Diluted	34,695	33,852

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$119,625	$106,674
Receivables	41,233	38,610
Deferred income taxes-current	1,754	1,855
Other current assets	7,748	7,647

Total current assets	170,360	154,786
Intangible assets-net	32,931	31,506
Goodwill	52,229	49,098
Property and equipment—net	79,498	77,683
Restricted cash	962	962
Other assets	1,557	1,492

Total assets	$337,537	$315,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	14,414	13,748
Accrued liabilities:
Taxes payable	3,575	664
Circuit cost	9,024	10,508
Rent	1,273	1,285
Payroll and related items	3,510	3,770
Other	4,573	2,968

Total current liabilities	36,369	32,943
Other liabilities	957	914
Deferred income taxes-noncurrent	10,000	10,387

Total liabilities	47,326	44,244
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 34,149,858 shares and 33,166,242 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	34	33
Additional paid-in capital	177,323	171,343
Accumulated other comprehensive income (loss)	2,646	(2,117)
Retained earnings	110,208	102,024

Total shareholders’ equity	290,211	271,283

Total liabilities and shareholders’ equity	$337,537	$315,527

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash Flows From Operating Activities:
Net income	$8,184	$8,469
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	7,106	3,948
Deferred income taxes	(663)	(1,262)
Gain on disposal of fixed assets	(6)	(45)
Non-cash share-based compensation	6,582	2,391
Changes in fair value of ARS	—	(65)
Changes in fair value of ARS Rights	—	(60)
Excess tax deficiency (benefit) associated with share based payments	98	(54)
Changes in assets and liabilities:
Receivables	(1,827)	3,607
Other current assets	184	(114)
Other noncurrent assets	(1,919)	1
Accounts payable	(1,000)	117
Accrued liabilities	2,258	2,107
Noncurent liabilities	(14)	—

Net cash flows from operating activities	18,983	19,040

Cash Flows From Investing Activities:
Purchase of equipment	(5,590)	(2,555)
Proceeds from sale of equipment	6	46
Increase in restricted cash	—	(463)
Proceeds from the redemption of ARS	—	3,350

Net cash flows from investing activities	(5,584)	378

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	94	15
Restricted shares withheld to cover employee taxes paid	(597)	—
Excess tax benefit (deficiency) associated with share based payments	(98)	54
Payments made for repurchase of common stock	—	(9,556)
Principal payments on long-term debt	—	(235)

Net cash flows from financing activities	(601)	(9,722)

Effect of exchange rate changes on cash	153	—

Net Increase In Cash And Cash Equivalents	12,951	9,696
Cash And Cash Equivalents—Beginning	106,674	161,411

Cash And Cash Equivalents—End	$119,625	$171,107

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$—	$242

Cash paid for taxes	$349	$1,595

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$4,433	$1,115

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation and foreign exchange gain on intercompany loans. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense, non-cash share-based compensation and foreign exchange gain on intercompany loans. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2011	2010	2011 (1)
Net income	$8,184	$8,469	$30,100
Interest expense(income), net	(13)	(50)	(100)
Provision for income taxes	4,241	5,840	20,000
Depreciation and amortization	7,106	3,948	31,000

EBITDA	$19,518	$18,207	$81,000
Foreign exchange gain on intercompany loan	(1,945)	—	—
Non-cash share-based compensation	6,582	2,391	12,000

Adjusted EBITDA	$24,155	$20,598	$93,000

(1)	The amounts express in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the range of financial estimates announced by the company on March 14, 2011.